Exhibit 99.1
LSB Bancshares Reports 3rd Quarter Financial Results
LEXINGTON, N.C., October 13, 2006 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the third quarter of 2006 of $2,375,000, or $0.28 per diluted share, compared to $2,500,000, or $0.29 per diluted share, in the third quarter of 2005.
The decrease in earnings was primarily due to lower net interest income, which declined 4% to $10,792,000 in the third quarter of 2006 from $11,206,000 in the year-ago period. The weakness in net interest income primarily emanated from a lower net interest margin, as competitive pressures have significantly increased funding costs for the Bank over the past year. The provision for loan losses was $565,000 in 2006’s third quarter, down 21% from $715,000 in the third quarter of 2005. Noninterest income increased 5% to $3,567,000 in 2006’s third quarter versus $3,398,000 in the year-ago quarter, while noninterest expense increased 1% to $10,200,000 in the third quarter of 2006 from $10,087,000 in the third quarter of 2005.
For the nine months ended September 30, 2006, net income was $5,662,000, or $0.66 per diluted share, compared to $7,162,000, or $0.83 per diluted share, in the first nine months of 2005. Net interest income was essentially unchanged at $32,698,000 in the nine months ended September 30, 2006, versus $32,610,000 for the year-ago period, while noninterest income for the first nine months of the year increased approximately 2% over this period. Noninterest expense was up 8%, and the provision for loan losses increased 12% relative to the respective year-ago level.
As of September 30, 2006, total assets were approximately $992 million, net loans were $752 million and deposits were $815 million. All three were essentially unchanged from levels at September 30, 2005. Shareholders’ equity at the end of 2006’s third quarter totaled $91.9 million, up from $91.5 million at the year-ago date, and represented an equity-to-assets ratio of 9.3%.
Nonperforming assets, including nonaccruing loans, accruing loans more than 90 days past due, restructured loans and other real estate owned, were $8.7 million at September 30, 2006, versus $8.5 million at the year-ago date. Included in the $8.7 million was $3.7 million in other real estate owned, $2.0 million of which related to the previously disclosed acquisition, by means of deed-in-lieu of foreclosure, of coastal property by the Bank during the second quarter of 2005. The reserve for loan losses at the end of 2006’s third quarter was $8,461,000 or 1.11% of loans.
Commenting on the results, LSB Bancshares Chairman, President and CEO Robert F. Lowe stated, “Competitive pressures on funding and pockets of economic weakness in several of our markets has squeezed our margins and restrained balance sheet growth. To combat the negative impact of these factors on earnings, we have worked diligently to hold down costs, as evidenced by the modest increase of 1% in the third quarter’s noninterest expense relative to the previous year’s third quarter level. Our efforts also remain focused on improving asset quality. While nonperforming assets were up at September 30, 2006 relative to the year-ago level, they did improve relative to the level at the end of 2006’s second quarter.”
LSB Bancshares recently declared a quarterly dividend of $0.17 per share, payable on October 15, 2006 to shareholders of record on October 1, 2006. This level is unchanged from the level at the year-ago date.

LSB Bancshares, Inc. is the parent company of Lexington State Bank. Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of LSB Bancshares, Inc., is traded on the Nasdaq Stock Market and is quoted electronically under the Nasdaq symbol “LXBK.” The LSB website, which links online banking users to LSB by internet, is www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Financial Securities Corp.; Goldman Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; SunTrust Robinson Humphrey; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
CONTACT: Monty J. Oliver, EVP & CFO; 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext. 207

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	September 30
	2006	2005
Assets
Cash and Due from Banks	$38,251	$42,069
Interest-Bearing Bank Balances	647	2,590
Federal Funds Sold	14,153	25,802
Investment Securities:
Held to Maturity, at Amortized Cost	29,901	27,432
Available for Sale, at Market Value	119,070	102,745
Loans	760,764	763,211
Less, Allowance for Loan Losses	(8,461)	(8,684)

Net Loans	752,303	754,527
Premises and Equipment	19,781	18,671
Other Assets	17,828	17,989

Total Assets	991,934	991,825

Liabilities
Deposits:
Demand	146,496	127,382
Savings, N.O.W. and Money Market Accounts	400,299	411,668
Certificates of Deposit	268,389	278,672

Total Deposits	815,184	817,722
Securities Sold Under Agreements to Repurchase	883	1,474
Borrowings from the Federal Home Loan Bank	76,000	75,000
Other Liabilities	8,005	6,156

Total Liabilities	900,072	900,352

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,442,864 Shares in 2006 and 8,525,846 Shares in 2005	42,214	42,629
Paid-In Capital	8,386	9,462
Directors’ Deferred Plan	(1,376)	(1,313)
Retained Earnings	43,755	41,398
Accumulated Other Comprehensive Income	(1,117)	(703)

Total Shareholders’ Equity	91,862	91,473

Total Liabilities and Shareholders’ Equity	$991,934	$991,825

Memorandum: Standby Letters of Credit	$4,591	$5,522

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Interest Income
Interest and Fees on Loans	$15,509	$14,261	$45,015	$40,060
Interest on Investment Securities:
Taxable	1,197	916	3,312	2,672
Tax Exempt	298	366	923	1,080
Interest-Bearing Bank Balances	90	92	255	285
Federal Funds Sold	193	145	665	326

Total Interest Income	17,287	15,780	50,170	44,423

Interest Expense
Deposits	5,652	3,658	15,320	8,980
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	2	4	9	9
Borrowings from the Federal Home Loan Bank	841	912	2,143	2,824

Total Interest Expense	6,495	4,574	17,472	11,813

Net Interest Income	10,792	11,206	32,698	32,610
Provision for Loan Losses	565	715	2,583	2,314

Net Interest Income After Provision for Loan Losses	10,227	10,491	30,115	30,296

Noninterest Income
Service Charges on Deposit Accounts	1,798	1,774	5,233	5,027
Gains on Sales of Mortgages	114	105	293	383
Other Operating Income	1,655	1,519	4,826	4,731

Total Noninterest Income	3,567	3,398	10,352	10,141

Noninterest Expense
Personnel Expense	5,500	5,443	16,768	16,129
Occupancy Expense	495	454	1,452	1,374
Equipment Depreciation and Maintenance	575	555	1,640	1,722
Other Operating Expense	3,630	3,635	12,310	10,433

Total Noninterest Expense	10,200	10,087	32,170	29,658

Income Before Income Taxes	3,594	3,802	8,297	10,779
Income Taxes	1,219	1,302	2,635	3,617

Net Income	$2,375	$2,500	$5,662	$7,162

Earnings Per Share
Basic	$0.28	$0.29	$0.67	$0.84
Diluted	$0.28	$0.29	$0.66	$0.83

Weighted Average Shares Outstanding
Basic	8,462,176	8,534,578	8,500,038	8,558,693
Diluted	8,480,912	8,575,859	8,529,695	8,599,251

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended September 30
	2006	2005	Change

Financial Ratios:
Return on average assets	0.96%	1.01%	(5	)BP
Return on average shareholders’ equity	10.26%	10.77%		(51)
Net Interest Margin (FTE)	4.70%	4.92%		(22)

Average Balances:
Loans	$756,545	$764,035		(1.0)%
Earning assets	918,145	914,606		0.4
Total assets	982,086	983,754		(0.2)
Interest-bearing deposits	678,983	678,866		0.0
Total deposits	821,690	800,611		2.6

Allowance for loan losses:
Beginning balance	$8,502	$8,466		0.4%
Provision for loan losses	565	715		(21.0)
Loans charged off	(766)	(635)		20.6
Recoveries	160	138		15.9

Ending balance	8,461	8,684		(2.6)

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Nine Months Ended September 30
	2006		2005		Change

Financial Ratios:
Return on average assets	0.77%		1.00%		(23	)BP
Return on average shareholders’ equity	8.16%		10.45%			(229)
Net Interest Margin (FTE)	4.81%		4.93%			(12)

Average Balances:
Loans	$755,488		$749,715			0.8%
Earning assets	$916,839		896,847			2.2
Total assets	$982,435		959,887			2.3
Interest-bearing deposits	$690,065		661,687			4.3
Total deposits	$827,024		770,823			7.3

Allowance for loan losses:
Beginning balance	$8,440		$7,962			6.0%
Provision for loan losses	2,583		2,314			11.6
Loans charged off	(3,464)		(1,977)			75.2
Recoveries	902		385			134.3

Ending balance	8,461		8,684			(2.6)

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$1,412		$2,390			(40.9)%
Nonaccrual loans	2,972		492			504.1
Restructured loans	607		858			(29.3)

Total nonperforming loans	4,991		3,740			33.4
Other real estate	3,703		4,713			(21.4)

Total nonperforming assets	8,694		8,453			2.9

Asset Quality Ratios
Nonperforming loans to total loans	0.66%		0.49%		17	BP
Nonperforming loans to total assets	0.50%		0.38%			12
Allowance for loan losses to total loans	1.11%		1.14%			(3)
Net charge-offs to average loans	0.34%		0.21%			13
Allowance for loan losses to nonperforming loans	1.70	X	2.32	X

BP— Denotes Basis Points